            Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Angelynne Beaudry
(207) 210-3079 - cellular
aamores@fairpoint.com

FairPoint Operations to Continue Without Interruption

PORTLAND, Me (October 17, 2014) - Unions representing about 1,700 of FairPoint’s approximately 2,550 employees in northern New England have called for a strike.

FairPoint spokeswoman Angelynne Beaudry said FairPoint is disappointed by the unions’ decision to walk out, but the company has comprehensive plans in place to ensure continuity of service to its customers.

“We value every customer and it is important for them to know that we have comprehensive contingency plans in place to ensure the service they, and the economy and communities of northern New England, rely on continues without interruption,” Beaudry said.

Residential customers who need assistance can call 1-866-984-2001. Business customers can call 1-866-984-3001.

“The previous contracts with our unions expired in early August and, unfortunately, despite months of negotiations the two sides remain far apart on the issues we think are key to the future of the company,” said Beaudry. “While we have implemented our final proposals, we have always remained willing to negotiate and have committed to evaluate and respond to any counterproposal from the unions that meaningfully addresses the core issues of these negotiations. So far we have not received any such counterproposals.”

Beaudry continued, “At no point in the negotiation did FairPoint propose to reduce base wages for existing employees. We sought instead to bring the existing health care and pension benefits in line with what we believe are mainstream for employees in the region, and transition union represented employees to the same or similar benefit plans as offered to other FairPoint employees, including management. We believe these changes are fair to our employees while enabling the Company to provide modern telecommunication products and services to our customers, communities and states at a competitive price.”

Under the previous contracts, the company paid 100% of all healthcare premiums for its unionized workforce, provided unlimited paid sick days, a defined benefit pension plan with no employee contributions, and a 401K plan with a company match. In total, under the old agreements, the average wage and benefit costs for FairPoint’s union represented employees in Maine, New Hampshire and Vermont were approximately $115,000 per year - not including the future costs of pension and other post-retirement benefits.

Beaudry concluded by noting, “We are disappointed in the unions’ decision to strike. In the meantime, FairPoint will focus on meeting the product and service needs of our customers.”

About FairPoint Communications, Inc.
FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network - including more than 16,000 route miles of fiber in northern New England - FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

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